Exhibit 99.1

Ally Financial Announces Partial Redemption of Trust Preferred Securities and Junior Debentures

DETROIT, April 22, 2021 — Ally Financial Inc. (NYSE: ALLY) announced today that GMAC Capital Trust I, a subsidiary trust of Ally (the “Trust”), is redeeming (i) 56,000,000 units of its 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 (CUSIP No. 361860208) (the “TRUPS”) (constituting approximately 53.206651% of the outstanding TRUPS) at a par price of $25.00 per unit, plus accrued interest payable from May 15, 2021, through the redemption date (which will be based on an annual rate equal to three-month LIBOR, to be determined as of May 13, 2021, plus 5.785%), and (ii) 1,680,000 units of its 8.125% Fixed Rate/Floating Rate Common Securities, Series 2 (the “Common Securities”) (constituting approximately 53.206651% of the outstanding Common Securities) at a par price of $25.00 per unit, plus all accrued and unpaid distributions thereon through the redemption date. Ally is also redeeming 57,680,000 units of its 8.125% Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2040 (the “Debentures” and, together with the TRUPS and Common Securities, the “Securities”) (constituting approximately 53.206651% of the outstanding Debentures) held by the Trust at a par price of $25.00 per unit, plus all accrued and unpaid dividends through the redemption date. The Trust’s redemption of the called TRUPS and Common Securities will occur concurrently with Ally’s redemption of the called Debentures, all of which are held by the Trust. The proceeds from the redemption of the called Debentures will be applied to redeem the called TRUPS and Common Securities.

The redemption date will be May 24, 2021, for the Securities called for redemption. Redemptions will be on a pro rata basis for the TRUPS (as nearly as practicable without creating fractional units). Securities held through the Depositary Trust Company (“DTC”) will be redeemed according to the applicable procedures of DTC. After the redemption date, interest and distributions, as applicable, on the Securities called for redemption will cease to accrue.

The notice of redemption and related materials were delivered today to registered holders of record of the Securities. Questions relating to, and requests for additional copies of, the notice of redemption and related materials should be directed to the trustee for the Securities, The Bank of New York Mellon, 240 Greenwich Street – Floor 8W, New York, New York 10286, Attention: Corporate Trust Administration.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $181.9 billion-in assets as of March 31, 2021. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Contact:

Jillian Palash

Ally Communications (Media)

704-644-6201

jillian.palash@ally.com

Daniel Eller

Ally Investor Relations

704-444-5216

daniel.eller@ally.com

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